SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT UNDER SECTION 13 or 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    June 26, 2002

NOVAVAX, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26770	22-2816046

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

8320 Guilford Road, Columbia, MD	21046

(Address of principal executive offices)	(Zip code)

(301) 854-3900

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

NOVAVAX, INC.
ITEMS TO BE INCLUDED IN THIS REPORT

ITEM 5. OTHER EVENTS.

On June 26, 2002, Novavax, Inc. (“Novavax” or the “Company”) closed on the sale of a $10.0 million convertible note to King Pharmaceuticals, Inc. The note is convertible into Novavax Common Stock at an 18% premium to the 20-day trailing trading average for the period ending June 6, 2002 and carries a 4% coupon payable semi-annually. In conjunction with the issuance of the convertible note, Novavax and King have modified their Copromotion Agreement with respect to ANDROSORB™, a transdermal emulsion for women. This amendment provides that Novavax and King will share equally in approved marketing costs for ANDROSORB incurred subsequent to the filing of a New Drug Application, while Novavax will be solely responsible for the research and development expenses for ANDROSORB. In addition, King will pay Novavax, a $1.0 million milestone payment upon the receipt of all approvals necessary for commercialization of ANDROSORB. ANDROSORB is currently expected to enter Phase III human clinical trials as early as the fourth quarter of 2002.

A copy of the Press Release is attached hereto as Exhibit 99.1 and incorporated by reference.

ITEM 7. EXHIBITS.

99.1	Press Release dated June 27, 2002.

99.2	June 2002 Note Purchase Agreement dated June 26, 2002 between Novavax, Inc. and King Pharmaceuticals, Inc.

99.3	Convertible Note dated June 26, 2002 between Novavax, Inc. and King Pharmaceuticals, Inc.

99.4	Amended and Restated Investor Rights Agreement dated June 26, 2002 between Novavax, Inc. and King Pharmaceuticals, Inc.

99.5	Third Amendment to the Copromotion Agreement dated June 26, 2002 between Novavax, Inc. and King Pharmaceuticals, Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVAVAX, INC

Date: July 2, 2002	By:	Dennis W. Genge, Vice President and Chief Financial Officer/Treasurer